Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 17, 2017	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES CASH DIVIDEND AND CHANGES TO THE BOARD OF DIRECTORS

TULSA, OK, May 17, 2017 - AAON, Inc. (NASDAQ-AAON) today announced that the Board of Directors has declared a regular semi-annual cash dividend of $0.13 per share or $0.26 annually. The dividend will be paid to stockholders of record as of the close of business on June 9, 2017, with a payment date of July 7, 2017.

Stephen O. LeClair, along with one incumbent, Jack E. Short, were elected to the Company's Board of Directors at the Annual Meeting of Stockholders on May 16, 2017. Jerry R. Levine did not stand for re-election and retired from the Company's Board of Directors immediately following the Annual Meeting, upon completion of his current term.

Norman H. Asbjornson, CEO, stated, "Please join me in thanking Jerry Levine for his nine years of service on the Company's Board of Directors. Jerry has provided investor and stockholder relations services to the Company since 1999, through his company, JRL Advisors, and his tenure on the Board was extremely beneficial to the Company and its stockholders. I am pleased to report that Jerry will continue to provide investor and stockholder relations services to the Company on a consulting basis through JRL Advisors, and we look forward to continuing to benefit from Jerry's extensive knowledge of the Company and professional background through his new Senior Advisor consulting position with the Company."

Mr. Asbjornson continued, "Please join me in welcoming Stephen O. LeClair to the Board of Directors. Mr. LeClair has 25 years of experience in various executive, manufacturing, finance, sales and operational positions. Mr. LeClair currently serves as President of HD Supply Waterworks (a position he has held since 2012), and in such role is responsible for leading the nation’s largest distributor of water, sewer, storm and fire protection products. Prior to his current role, he served as Chief Operating Officer of HD Supply Waterworks from 2008 to 2011, and President of HD Supply Lumber and Building Materials from April 2007 until its divestiture to ProBuild Holdings in 2008. Mr. LeClair joined HD Supply in 2005 as Senior Director of Operations. Prior to joining HD Supply, Mr. LeClair was a Senior Vice President at General Electric (GE) Capital Equipment Services from 2002 to 2006, and from 1992 to 2002 held various roles at GE Appliances and Power Generation in distribution, manufacturing and sales. Mr. LeClair is a graduate of GE Power Generation’s Manufacturing Management Program. He is a member of the Saint Louis University’s International Business School Advisory Board. Mr. LeClair holds a bachelor’s degree in Mechanical Engineering from Union College and an M.B.A. degree from the University of Louisville. Mr. LeClair’s extensive experience in operations, distribution, manufacturing and sales at two large public companies will bring to the Board strategic and operational expertise that will provide valuable insight to the Board across several phases of AAON’s business. Mr. LeClair’s public company experience will also allow him to compare and assess the differences in our operations and functions against other publicly traded companies, which will enable him to provide input and guidance on strengthening the practices of AAON."

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.